Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RXi PHARMACEUTICALS CORPORATION

RXi Pharmaceuticals Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:	That the board of directors of the Corporation has duly adopted resolutions authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) to combine each thirty (30) outstanding shares of the Corporation’s common stock, par value $.0001 per share (the “Common Stock”), into one (1) validly issued, fully paid and non-assessable share of Common Stock.

SECOND:	That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the Board of Directors and stockholders of the Corporation.

THIRD:	That the capital of the Corporation shall not be reduced under or by reason of this Amendment.

FOURTH:	That upon the effectiveness of this Amendment, the Certificate of Incorporation is hereby amended such that:

(i) the following paragraph shall be added after subsection (a) of ARTICLE IV of the Certificate of Incorporation:

As of 11:59 p.m. (eastern time) on July 23, 2013 (the “Effective Time”), each thirty (30) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.0001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Geert Cauwenbergh, its Chief Executive Officer, this 19th day of July, 2013.

RXi PHARMACEUTICALS CORPORATION

By:	/s/ Geert Cauwenbergh
Name:	Geert Cauwenbergh, Dr. Med. Sc.
Title:	Chief Executive Officer